Exhibit 99.1

Moleculin Biotech Appoints Theradex Systems as CRO to Manage Phase I/II Annamycin Trial

HOUSTON – April 11, 2017 – Moleculin Biotech, Inc., (NASDAQ: MBRX) ("Moleculin" or the "Company"), a preclinical pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on license agreements with The University of Texas System on behalf of the M.D. Anderson Cancer Center (“MD Anderson”), today announced that it has appointed Theradex Systems, Inc. as its contract research organization (“CRO”) for its planned Phase I/II clinical trial for Annamycin for the treatment of relapsed or refractory acute myeloid leukemia (“AML”).

Walter Klemp, Chairman and CEO of Moleculin stated: “We are pleased to announce this key milestone. We selected Theradex for their extensive US and international expertise with clinical research and development of pharmaceutical compounds in the areas of oncology and life-threatening diseases, including considerable experience with AML. Engaging Theradex is a key step in preparing to initiate our Phase I/II clinical trial for Annamycin and we look forward to moving ahead with them as we continue to work with the FDA on our IND, which must go into effect for clinical trials to begin. We are confident in Theradex's ability to assist us in executing a high-quality and efficient trial.”

About AML

Leukemia is a cancer of the white blood cells and the acute forms of leukemia can manifest quickly and leave patients with limited treatment options. AML is the most common type of acute leukemia in adults. It occurs when a clone of leukemic progenitor white blood cells proliferates in the bone marrow suppressing the production of normal blood cells. In order to qualify for a curative bone marrow transplant, patients must first undergo induction therapy. The current standard of care is the combining of 2 chemotherapeutic drugs, always including an anthracycline intended to induce a CR or complete response, which has not improved since it was first used in the 1970’s. We estimate that it has the same cure rate of about 20% as then. Currently, the only viable long term option for acute leukemia patients is a bone marrow transplant for those 20%, which is successful in a significant number of patients. For more information on AML click: http://www.moleculin.com/technology/about-acute-myeloid-leukemia/.

About Annamycin

Annamycin is an anthracycline intended for the treatment of relapsed or refractory AML. Annamycin is a unique liposome formulated anthracycline (also referred to in literature as “L-Annamycin”) that has been designed to produce little to no cardiotoxicity and avoid the multidrug resistance mechanisms that often defeat current anthracyclines. It has been tested in 114 patients in 6 clinical trials, 3 of which focused on leukemia, with little to no cardiotoxicity. The Company is working with the FDA on an investigative new drug application for a Phase I/II trial for second line treatment of relapsed or refractory AML, for which no approved therapy currently exists.

About Theradex Systems, Inc.:

Theradex  Systems, Inc. is an international contract research organization providing complete professional services for the clinical research and development of pharmaceutical compounds, medical devices and diagnostic tests in the areas of oncology and life-threatening diseases.  Theradex conducts studies that lead to marketing approval of significant medical advances; and has built a reputation on assuring the scientific objectivity and meticulous quality control that fulfills all regulatory requirements. Theradex's expertise is also available to assist client personnel in expedited development planning and execution. Find out more at www.theradex.com

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a preclinical stage pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on discoveries made at M.D. Anderson Cancer Center. Our lead product candidate is Annamycin, an anthracycline for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML. We also have two preclinical small molecule portfolios, one of which is focused on the modulation of hard-to-target tumor cell signaling mechanisms and the recruitment of the patient's own immune system. The other portfolio targets the metabolism of tumors.

For more information about the offering, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, FDA permitting the Company sponsored IND for Annamycin to go into effect and the successful execution of a Phase I/II clinical trial for AML. These statements relate to future events, future expectations, plans and prospects. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," ''might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our Form 10-K for year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in its public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contact

PCG Advisory Group

Kirin Smith

Chief Operating Officer

D: 646.863.6519

E: ksmith@pcgadvisory.com